Exhibit 99.3

Lannett

(dollars in thousands)	Lannett Historical Twelve months	Lannett Historical Twelve months	Lannett Historical Twelve months	Lannett Historical Twelve months	Last Twelve Months Generic Market Share per IMS	Last Twelve Months Generic Market Position per IMS
Products	6/30/2012	6/30/2013	6/30/2014	6/30/2015	8/31/2015	8/31/2015
Levothyroxine	$50,849	$57,978	$102,248	$153,460	26%	2
Ursodiol	5,991	6,114	6,578	65,262	19%	3
Digoxin	10,895	11,669	54,721	48,959	40%	1
Cocaine Topical	10,018	14,594	21,615	22,704	100%	N/A
Acetazolamide	4,252	6,410	11,987	21,145	44%	2
Other Products	40,985	54,290	76,621	95,307
Total net sales	$122,990	$151,054	$273,771	$406,837

KUPI

(dollars in thousands)	KUPI Historical Twelve months	KUPI Historical Twelve months	KUPI Historical Twelve months	KUPI Historical Six months	KUPI Historical Six months	KUPI Historical Last Twelve Months	Last Twelve Months Generic Market Share per IMS	Last Twelve Months Generic Market Position per IMS
Products	12/31/2012	12/31/2013	12/31/2014	6/30/2014	6/30/2015	6/30/2015	8/31/2015	8/31/2015
Methylphenidate ER	—	59,251	151,034	83,319	36,539	104,254	17%	3
Omeprazole	99,157	71,612	60,905	30,130	28,367	59,143	20%	2
Oxybutynin	39,594	39,180	37,361	19,087	19,203	37,477	43%	2
Tussionex	36,932	38,820	31,396	18,544	11,184	24,036	51%	1
Nifedipine	27,041	22,782	20,919	10,161	8,096	18,853	16%	2
Metadate	10,275	25,823	19,463	11,399	12,067	20,131	53%	1
Pantoprazole	11,043	12,744	19,547	8,729	11,429	22,247	13%	3
Other Products	48,730	60,234	70,472	32,933	36,484	74,024
Total net sales	$272,772	$330,446	$411,097	$214,301	$163,369	$360,165
Net sales to related party	9,609	10,714	18,841	10,983	12,316	20,174
Contract manufacturing revenue	37,698	35,673	33,082	16,589	15,849	32,342
Total net revenues	$320,079	$376,833	$463,020	$241,873	$191,534	$412,681